Exhibit 99.1

Brazil Fast Food Corp
Contact:
Brazil Fast Food Corp.	CCG Investor Relations Inc.
Ricardo Figueiredo Bomeny, CEO	Mr. Ed Job, CFA
Phone: +1-55-21-2536-7501 (Brazil)	Phone: +1-646-213-1914 (New York)
Email: ir@bffc.com.br	Email: ed.job@ccgir.com
URL: www.bffc.com.br	URL: www.ccgir.com
Brazil Fast Food Announces Sale of Real Estate Assets
Rio de Janeiro, Brazil — September 3, 2010 — Brazil Fast Food Corp. (OTCBB: BOBS) (“Brazil Fast Food”, or the “Company”), the second largest restaurant chain with 737 points of sale, and operating in Brazil under the (i) Bob’s brand, (ii) KFC and Pizza Hut São Paulo as franchisee of Yum! Brands, and (iii) Doggis as franchisee of GED, today announced the sale of all real estate assets held by Venbo Comércio de Alimentos Ltda (“Venbo”), the Company’s operating subsidiary, to Bigburger Ltda. and CCC Empreendimentos e Participações Ltda. , entities controlled by Mr. José Ricardo Bomeny and Rômulo B. Fonseca, respectively, who are significant stockholders of the Company (the “Stockholders”). The Stockholders, through their controlled entities, acquired eight stores for a total consideration of R$13.5 million, including a down payment of R$2.8 million, with the balance to be paid in 24 monthly installments. The sale was completed on September 1, 2010.
The sale of Venbo’s real estate assets was approved on January 21, 2010, and ratified on June 29, 2010 by the Board of Directors, subject to a 30-day waiting period under Brazilian law to allow tenants the right of first refusal to acquire the stores. The real estate assets were subjected to third party evaluations from five different experts, with the final price based on the evaluation of Jones Lang LaSalle, a global real estate services firm, which based on recent comparable transactions estimated the assets to be worth approximately R$11.5 million. The buyers also accepted certain conditions to protect the long term interests of the Company, including the maintenance of existing rental agreements as well as loan guarantees, among others.
“We are pleased to announce the sale of Venbo’s real estate assets which, we believe, creates value for all our shareholders,” said Mr. Ricardo Bomeny, the Company’s President and CEO. “This transaction will allow us to reduce our debt, strengthen our balance sheet, and focus management’s attention on our core restaurant operations,” concluded Mr. Bomeny.
About Brazil Fast Food Corp.
Brazil Fast Food Corp. owns and operates, both directly and through franchisees, the second largest fast-food restaurant chain in Brazil. The Bob’s trade name is used by Venbo Comércio de Alimentos Ltda., a subsidiary of Brazil Fast Food holding company, BFFC do Brasil Participações Ltda (formerly 22N Participações Ltda.). The “KFC” trade name is used by CFK Comércio de Alimentos Ltda. (formerly Clematis Indústria e Comércio de alimentos e Participações Ltda.), also a holding company subsidiary. The “Pizza Hut” trade name is used by Internacional Restaurantes do Brasil (“IRB”), also a 60% subsidiary of Brazil Fast Food holding company, BFFC do Brasil Participações Ltda. Recently, the Company entered into an agreement with Grupo de Empresas Doggis S.A (“GED”) to cross-franchise the Bob’s and Doggis brands in Chile and Brazil, respectively. Brazil Fast Food will control the Doggis master franchise in Brazil and GED will control the Bob’s master franchise in Chile.
Safe Harbor Statement
This press release contains forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-

looking statements. Such risk factors include, without limitation, the Company’s ability to properly execute its business plan, to address price competition and demand fluctuation, to counter weather and seasonal changes, to attract and retain management and operational personnel, fluctuations in the Company’s operating results, governmental decisions and regulation, and the ability to successfully grow its franchisee network and to insure the acceptance of its products and services by its customers. For a more detailed discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission, including the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2010.
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